Exhibit 10.4

Execution Copy

ADMINISTRATIVE AND infrastructure SERVICES AGREEMENT

THIS ADMINISTRATIVE AND INFRASTRUCTURE SERVICES AGREEMENT (this “Agreement”) dated as of April 27, 2021 (the “Effective Date”), is entered into between Terawulf Inc., a Delaware corporation (“Terawulf”), and Beowulf Electricity & Data Inc., a Delaware corporation (“Beowulf E&D”), and together with Terawulf, each a “Party” and collectively, the “Parties”).

RECITALS

A.            Terawulf is a U.S.-based Bitcoin mining company engaged in the design, development and operation of large-scale Bitcoin mining centers; and

B.            Terawulf and Beowulf E&D have agreed to enter into this Agreement, pursuant to which Beowulf E&D will provide, or cause its Affiliates to provide infrastructure, construction, operations and maintenance and administrative services to Terawulf, including but not limited to those described on Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Terawulf and Beowulf E&D hereby agree as follows:

1.                             Provision of Services.

a.            Beowulf E&D agrees to provide, or to cause its Affiliates to provide, to Terawulf certain infrastructure, construction, operations and maintenance and administrative services necessary to build out and operate certain Bitcoin mining centers currently anticipated to be developed by Terawulf as set forth on Exhibit B, as it may be amended from time to time (the “Facilities”), and support Terawulf’s ongoing business, including but not limited to those set forth on Exhibit A (the “Services”) and on the other terms and conditions set forth in this Agreement.

b.            Beowulf E&D shall not be required to provide, or cause to be provided, any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of Beowulf E&D, or to the extent the performance of such Services would require Beowulf E&D to violate any applicable laws or would result in the breach of any agreement or other applicable contract.

c.            Each Party will nominate a representative to act as its primary contact with respect to the provision of the Services as contemplated by this Agreement (collectively, the “Service Coordinators”). Unless otherwise agreed, all notices and communications relating to this Agreement other than those day-to-day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators.

d.            Terawulf shall furnish to Beowulf E&D the information, services, materials, and other items described herein. All such items shall be made available at such times and in such manner as may be required for the expeditious and orderly performance of Services by Beowulf E&D.

(1)            Terawulf shall make available all professional, supervisory, and managerial personnel employed by Terawulf or its subsidiaries for the Facilities to coordinate with Beowulf E&D as reasonably required in the performance of the Services hereunder.

(2)            During the Term of this Agreement, Terawulf shall provide Beowulf E&D access to the Facilities and any appurtenances thereto, together with the rights of ingress and egress thereto as necessary for Beowulf E&D to perform the Services hereunder.

(3)            Terawulf shall be responsible for obtaining, maintaining and renewing all permits necessary for: (i) it to do business in the jurisdictions in which the Facilities are located and (ii) it to own, operate and maintain the Facilities. Such permits shall not be deemed to include those permits required to be obtained and maintained by Beowulf E&D in order to perform the Services hereunder.

(4)            Terawulf shall comply with applicable laws in fulfilling its obligations under this Agreement.

2.                             Standard of Service.

a.            Beowulf E&D agrees that the Services shall be provided in good faith, in accordance with all laws and material project agreements. Beowulf E&D shall perform, or cause to be performed, the Services with a degree of care, skill and diligence at which it performs or causes to be performed similar services for itself and its Affiliates.

b.            Beowulf E&D and Terawulf agree to use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services.

c.            Beowulf E&D and Terawulf acknowledge that this Agreement does not create a fiduciary relationship, partnership, employment or joint venture between the parties and that the Services are provided by Beowulf E&D as an independent contractor.

d.            Beowulf E&D shall not provide infrastructure, construction, operations and maintenance or administrative services to any other persons in the Bitcoin mining space during the Initial Term, other than those services currently being provided by Beowulf E&D as described on Exhibit C.

3.                             Agency; Services and Obligations of Beowulf E&D.

a.            Under the terms and subject to the conditions and limitations on authority set forth in this Agreement, Terawulf hereby appoints Beowulf E&D as agent for Terawulf with effect from and after the Effective Date and continuing until the expiration or termination of this Agreement, and Beowulf E&D accepts such appointment. Beowulf E&D shall have such authority as may be necessary for it to perform the Services under and pursuant to this Agreement, including without limitation the authority to take actions and execute documents in the name (and as agent on behalf) of Terawulf, subject, in all instances, to the limitations on Beowulf E&D’s authority set forth in this Agreement and the specific written instructions of Terawulf from time to time. In the event it is necessary for Beowulf E&D to communicate with any counterparty to any of the material project agreements in connection with provision of the Services, Terawulf will notify such counterparty that, as of the Effective Date, Beowulf E&D is, and will be until the expiration or termination of this Agreement, acting as agent of Terawulf under and in connection with such material project agreements, and not in Beowulf E&D’s individual capacity.

b.            The authority granted to Beowulf E&D in Section 3(a) is expressly limited by the provisions of this Section 3(b). In furtherance of the foregoing, Beowulf E&D, as agent for Terawulf or otherwise, shall not and shall cause each of its Affiliates, agents, employees, representatives and contractors not to, without the prior written approval of Terawulf, take any of the following actions with respect to the Facilities, Terawulf or any of its Affiliates:

(1)            Disposition of Assets. Sell, lease, pledge, mortgage, convey, license, exchange or otherwise transfer or dispose of any property or assets;

(2)            Contracts. Make, enter, execute, amend, modify or supplement any material project agreement or any other contract or agreement on behalf of or in the name of Terawulf or any Affiliate thereof;

(3)            Expenditures. Make, incur or commit to any expenditure greater than $100,000, except for (i) expenditures made in accordance with any budget approved by Terawulf and (ii) expenditures resulting from the Parties’ respective obligations hereunder in the event of Emergency or Force Majeure undertaken in compliance with Section 3(d) or Section 15, as applicable;

(4)            Borrowing. Borrow any money; utilize any property or assets as security for any loans; obligate Terawulf or any Affiliate thereof as guarantor, endorser, surety or accommodation party; or otherwise pledge the credit of Terawulf or any Affiliate thereof in any way;

(5)            Loans. Lend any money, or extend any credit;

(6)            Exercising Discretionary Rights under Agreements. Take any material discretionary actions under any material project agreement, including (i) exercise or waiver of any remedy or taking of any non-routine action, (ii) amend, modify, terminate, renew, extend or supersede any material project agreement, (iii) assess or settle any claim for liquidated damages or other damages under any material project agreement, or (iv) assert or make any claim for indemnification or insurance coverage under any material project agreement;

(7)            Change Orders. Execute any change orders (or other similar documents or requests) under any material project agreement;

(8)            Lawsuits and Settlements. Settle, compromise, assign, pledge, transfer, release or consent to do the same, with respect to any claim, suit, debt, demand or judgment against, or due from or by, Terawulf or any Affiliate thereof, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulation thereof to a judgment, or a consent to do the same;

(9)            Violations of Agreements and Laws. Take any action or fail to take any action that would constitute a violation, default or breach under or in connection with any material project agreement or any applicable law; or

(10)            Affiliate Agreement Restrictions. Enter into any contract, subcontract or other transaction with any Affiliate of Beowulf E&D.

c.            Notwithstanding anything in this Agreement to the contrary, Terawulf and Beowulf E&D expressly acknowledge and agree that: (i) this Agreement does not convey ownership or control over all or any part of the Facilities or Terawulf to Beowulf E&D; and (ii) Terawulf retains ultimate decision-making authority relating to the operation of the Facilities; provided, however, that the foregoing provisions of this subsection (c) shall not, in the absence of any such specific direction, be deemed to affect any actions taken or not taken by Beowulf E&D in the performance of the Services otherwise in compliance with the terms hereof and subject to the limitations set forth herein.

d.            In the event of any emergency that involves any Facility and threatens human life or safety or threatens to materially damage material property (an “Emergency”), Beowulf E&D shall immediately (i) take such commercially reasonable action necessary to prevent, avoid, or mitigate such injury, damage or loss and (ii) notify Terawulf of such Emergency and such actions taken by Beowulf E&D and seek instructions from Terawulf any respecting such Emergency.

4.             Compensation for Services. In consideration of the Services to be provided hereunder, Terawulf shall pay to Beowulf E&D the following fees:

a.            Base Fee.

(1)            Terawulf shall pay to Beowulf E&D as compensation to Beowulf E&D for performance of the Services hereunder an annual fee (the “Base Fee”) payable in monthly installments (the “Monthly Fee”) as follows:

(a)            The Base Fee for the first year of the Initial Term shall be Seven Million Dollars ($7,000,000), which shall be paid in monthly installments of $583,333.33 in advance beginning on the Effective Date.

(b)            The Monthly Fee for each following year of the Initial Term or any Renewal Term shall be equal to the greater of (i) $833,333.33 or (ii) $0.0037 per kwH of electrical load utilized by the Facilities (the “Services Price”), which shall be calculated by multiplying the Services Price by the aggregate electrical load utilized by the Facilities, in each case payable in advance.

(2)            Terawulf will pay to Beowulf E&D the Monthly Fee in advance beginning on the Effective Date with respect to the first calendar month and thereafter at least five (5) Business Days before the beginning of each calendar month occurring during the Term; provided that the Monthly Fee for any partial month shall be prorated to account for the percentage of the month during which Services hereunder are commenced or in which they are completed.

(3)            Terawulf and Beowulf E&D will meet annually to discuss any good faith modification of the Base Fee to reflect changes in the service requirements of Terawulf; provided, however, that nothing contained herein shall be deemed to require either party to agree to any such revisions.

(4)            Beginning with Contract Year 2022, the Services Price shall be adjusted annually to reflect changes in the CPI Index, provided that no negative adjustments shall be effected. Adjustments in the CPI Index shall be made by dividing the CPI Index for January of the then current Contract Year by the CPI Index for the January of the immediately preceding Contract Year. “CPI Index” means a factor representing the change in the Consumer Price Index, All Urban Consumers for All Items (1982-84=100) in effect as of January 1 of each Contract Year, as published by the United States Department of Labor, Bureau of Labor Statistics. If the CPI Index is hereafter published by a United States government entity other than the United States Department of Labor, Bureau of Labor Statistics, the CPI Index as used herein shall be deemed to be such replacement index. “Contract Year” means with respect to (i) the calendar year 2021, the time period beginning on the Effective Date and ending December 31, 2021; (ii) each calendar year following December 31, 2021, the time period commencing on January 1 and ending on December 31 of each calendar year; and (iii) any calendar year during which this Agreement is terminated prior to December 31 of such calendar year, the period commencing on January 1 of such year and ending upon the date of termination of this Agreement.

b.            Exclusivity and Incentive Compensation

(1)            Upon the consummation of an initial public offering of Terawulf or the consummation of a merger or other transaction following which Terawulf is listed on a nationally recognized securities exchange, Terawulf will issue awards with respect to shares of common stock of Terawulf valued at $12,500,000 to certain designated employees of Beowulf E&D in accordance with Terawulf’s then effective omnibus incentive plan.

(2)            Once the Facilities have utilized 100MW of cryptocurrency mining load, in the aggregate, Terawulf will issue awards with respect to shares of common stock of Terawulf valued at $2,500,000 to certain designated employees of Beowulf E&D in accordance with Terawulf’s then effective omnibus incentive plan, and thereafter, for every incremental 100MW of cryptocurrency mining load deployed by the Facilities, in the aggregate, Terawulf will issue additional awards with respect to shares of common stock of Terawulf valued at $2,500,000 to certain designated employees of Beowulf E&D in accordance with Terawulf’s then effective omnibus incentive plan.

c.            Additional Services. During the Term of this Agreement, if reasonably requested by Terawulf from time to time, Beowulf E&D shall provide or make available, directly or through one or more of its Affiliates, the following services to Terawulf that, in each case, cannot be performed in the ordinary course of Terawulf’s business (collectively, the “Additional Services”): (i) arranging for, negotiating the terms of, or otherwise facilitating any financings or re-financings with respect to any of the Facilities, (ii) compliance with a material change in applicable laws, (iii) administering insurance claims, (iv) management of any litigation, arbitration, or material dispute, (v) any reporting, budgeting or other obligations whose frequency is greater than monthly (vi) renegotiation, restructure, extension or replacement of any material project agreements, (vii) support for any transaction involving the sales or other dispositions of the any Facilities (vii) management of future expansions, (ix) project support for new system implementations, (x) administrating environmental matters arising from remediation activities and new regulations, (xi) provision of finance, legal, environmental and operations due diligence for mergers and acquisitions, (xii) Sarbanes Oxley compliance, (xiii) support for any tax audits and (xiv) any other services requested by Terawulf that go beyond the scope of work for the Services. In consideration of any Additional Services to be provided from time to time hereunder, Terawulf shall pay to Beowulf E&D such compensation, in excess of the Base Fee, at such rate and upon such payment terms as shall be determined in good faith by mutual agreement of the Parties in writing.

d.            Equipment, Infrastructure and Operating Expenses.

(1)            Terawulf shall provide Beowulf E&D reimbursement for the Equipment, Infrastructure and Operating Expenses incurred in the performance of Beowulf E&D’s obligations under this Agreement, but only to the extent the same are reasonable, properly documented, incurred in accordance with this Agreement.

(2)            Reimbursement by Terawulf of Equipment, Infrastructure and Operating Expenses shall be prepaid monthly based on the advanced payment request submitted by Beowulf E&D to Terawulf by the fifteenth (15th) day of the month. Terawulf shall remit funds to Beowulf E&D for such advanced reimbursement (the “Advanced Reimbursement”) by the last business day of the month. The actual Equipment, Infrastructure and Operating Expenses for each month shall be determined by Beowulf E&D, and the difference between the Advanced Reimbursement for such month and the actual Equipment, Infrastructure and Operating Expenses for same will be fully reconciled by Beowulf E&D and invoiced to Terawulf by the fifteenth (15th) day of the following month. If the actual Equipment, Infrastructure and Operating Expenses for such month exceed Terawulf’s Advanced Reimbursement for same, Terawulf shall remit to Beowulf E&D payment of the difference by the last business day of the month in which the invoice is received. Conversely, if the actual Equipment, Infrastructure and Operating Expenses for such month are less than Terawulf’s advanced payment for same, such that an excess Advanced Reimbursement results, such excess Advanced Reimbursement shall be credited by Terawulf against the next month’s advanced payment request submitted by Beowulf E&D. Each invoice shall constitute a representation and warranty by the Beowulf E&D that the amounts shown thereon are reasonable and proper items of Equipment, Infrastructure and Operating Expenses incurred in performance of the Services that are then properly due and payable by Terawulf hereunder.

(3)            On occasion Beowulf E&D may also request advances for emergencies and Equipment, Infrastructure and Operating Expenses that require expedited payment terms. Terawulf agrees to make advance payments (the “Advance”) to Beowulf E&D consistent with such procedures to which the Parties may from time to time mutually agree. In general, such procedure shall require (i) that Terawulf make Advances seven (7) days after receipt of Beowulf E&D’s written request therefor, (ii) that Terawulf shall not be required to Advance more than the amount reasonably necessary to meet the obligations, (iii) that by the fifteenth (15th) day of each month, Beowulf E&D shall provide Terawulf with a fully supported reconciliation of the previous month’s Advances to actual cash expenditures and incorporate such Advances and actual cash expenditures into the reconciliation process described in Section 4d(2) such that a single reconciliation incorporates (a) Advanced Reimbursements and (b) Advances and associated actual cash expenditures contemplated by this Section 4d(3). Any excess resulting from the positive difference between (a) the sum of Advances and Advanced Reimbursements and (b) the sum of actual cash expenditures and Equipment, Infrastructure and Operating Expenses shall be credited by Beowulf E&D against the next month’s request for Advance or Advanced Reimbursement. If the difference between (a) the sum of Advances and Advanced Reimbursements and (b) the sum of actual cash expenditures and Equipment, Infrastructure and Operating Expenses is negative, Terawulf shall remit to Beowulf E&D payment of the difference by the last business day of the month in which the invoice is received.

(4)            “Equipment, Infrastructure and Operating Expenses” means costs and expenses incurred by Beowulf E&D solely in connection with the procurement and installation of equipment and infrastructure and the operation and maintenance of the Facilities and the other Services performed by it pursuant to this Agreement, including but not limited to the reasonable and properly documented: (i) salaries, wages and related employee benefits and costs (including taxes and contributions) and other compensation paid to Beowulf E&D’s employees and independent contractors, (ii) amounts payable to Subcontractors, (iii) utility expenses (including costs of water), (iv) insurance premiums, (v) fees for accounting, legal, other professional services, and other general and administrative expenses and (vi) all other expenditures relating to the construction, operation, repair and maintenance costs of the Facilities, including the costs of parts, equipment and infrastructure.

e.            All payments to be made pursuant to Section 4 hereof shall, unless the parties agree to alternative mechanisms, be made by wire transfer of immediately available funds.

5.                             Term and Termination.

a.            Unless sooner terminated pursuant to the terms hereof, the initial term of this Agreement shall be five (5) years, commencing on May 1, 2021 (the “Initial Term”) and shall thereafter automatically renew for successive three (3) year terms (each, a “Renewal Term”, and, together with the Initial Term, each a “Term”) unless not later than sixty (60) days before the end of the Initial Term or any Renewal Term either Terawulf or Beowulf E&D notifies the other Party that it is exercising the right to terminate the Agreement effective at the end of the then current Initial Term or Renewal Term, as applicable, in which event the Agreement shall terminate effective as of the end of such Initial Term or Renewal Term, as applicable.

b.            This Agreement may be terminated as follows: (i) Beowulf E&D may terminate this Agreement at any time upon not less than ninety (90) days written notice to Terawulf; or (ii) either Party may terminate this Agreement upon immediate written notice if the other Party is in material breach or default with respect to any term or provision of this Agreement and fails to cure the same within thirty (30) days of receipt of notice of such breach or default, provided further that if such default is not capable of being cured in thirty (30) days, but such Party has promptly commenced and is diligently attempting to cure such default, such Party shall have an additional thirty (30) day period to cure such default. Terawulf’s right to terminate this Agreement as provided in this Section 5b shall constitute Terawulf’s sole and exclusive rights and remedies for a breach by Beowulf E&D under this Agreement including, but not limited to, any breach caused by an Affiliate of Beowulf E&D or other third party providing a Service.

c.            Upon termination of this Agreement, Beowulf E&D will promptly transition the Services to such party or parties as instructed by Terawulf and deliver all copies of books, records and other property related to the Facilities to Terawulf or as otherwise directed by Terawulf.

d.            Promptly (and in any event within thirty (30) days) after the date of termination of this Agreement, Beowulf E&D shall be paid (i) all Monthly Fees and Equipment, Infrastructure and Operating Expenses and Incentive Fees accrued through the date of such termination owed under Sections 4(a), 4(c), and 4(d), respectively and (ii) any other reasonable, documented out-of-pocket costs incurred by Beowulf E&D in connection with such termination.

e.            Upon expiration or termination of this Agreement, all obligations of the parties hereto shall terminate, except for obligations set forth in Section 5(c), Section 5(d), Section 6, Section 7, Section 8, Section 9 and Section 10, which shall survive any termination or expiration of this Agreement.

6.                             Confidentiality.

a.            During the term of this Agreement and thereafter, the parties hereto and their respective Affiliates shall, and shall instruct their respective directors, officers, employees, agents, contractors and other representatives (collectively, “Representatives”) to, maintain in confidence and not disclose the financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral, of the other party, the other party’s Affiliates or their respective customers (any such information, “Confidential Information”). Each party hereto shall use its best efforts to protect the Confidential Information. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 6 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that a Receiving Party may disclose Confidential Information to the extent such Confidential Information is required to be disclosed in order to comply with applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any of either party’s securities are listed or quoted) or legal or judicial process, in which case the Receiving Party shall promptly notify, to the extent legally permissible, the party which disclosed such Confidential Information (the “Disclosing Party”), and take reasonable steps to assist in contesting any such Order or in protecting the Disclosing Party’s rights prior to disclosure at the Disclosing Party’s sole cost and expense, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel that it is legally bound to disclose under such Order.

b.            Notwithstanding the foregoing, Confidential Information shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 5; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

c.            Upon written request by the Disclosing Party at any time, or upon expiration or termination of this Agreement, the Receiving Party agrees promptly to return or destroy, at the Receiving Party’s option, all Confidential Information.

7.                             DISCLAIMER OF WARRANTIES. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS AND THAT TERAWULF ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE OF THE SERVICES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BEOWULF E&D MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO THE SERVICES, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIALLY DISCLAIMED.

8.                             Limitation on Liability. In no event shall either party have any liability under any provisions of this Agreement for punitive, incidental, consequential, special or indirect damages whatsoever, including loss of future revenue or income, loss of use, loss of profit, cost of cover, business interruption, loss of business reputation or opportunity arising from the performance of or relating to this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault.

9.                             Indemnification.

a.            Subject to the limitations set forth in Section 8 and Section 10, Terawulf hereby releases Beowulf E&D and all its Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees and agents (collectively, the “Beowulf E&D Indemnified Parties”), and Terawulf agrees to indemnify, defend and hold harmless the Beowulf E&D Indemnified Parties from and against all damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines, interest costs and expenses, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys, accountants, consultants and other professionals fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder (collectively, the “Losses”) of the Beowulf E&D Indemnified Parties arising from, relating to or in connection with (a) the use of any Services by Terawulf or (b) the delivery or provision of any Services provided under this Agreement, except, in each case, to the extent that such Losses arise solely out of, relate to or are a consequence of Beowulf E&D’s gross negligence or willful misconduct.

b.            Subject to the limitations set forth in Section 8 and Section 10, Beowulf E&D agrees to indemnify, defend and hold harmless Terawulf and its Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees or agents (collectively, the “Terawulf Indemnified Parties”) from and against any and all Losses of the Terawulf Indemnified Parties arising from, relating to or in connection with (a) the use of any Services by Terawulf or (b) the delivery or provision of any Services provided under this Agreement, to the extent that such Losses arise solely out of, relate to or are a consequence of Beowulf E&D’s gross negligence or willful misconduct.

10.                             Limitation on Indemnification.

a.            In no event shall Beowulf E&D be required to indemnify the Terawulf Indemnified Parties with respect to acts taken or not taken by Beowulf E&D at the direction of Terawulf provided that any such action by Beowulf E&D be carried out in a manner not involving gross negligence or willful misconduct.

b.            Beowulf E&D and Terawulf each agrees to cause its insurance carrier to waive their rights of subrogation with respect to any indemnity claim otherwise available hereunder except with respect to workers’ compensation and employer’s liability policies.

c.            Beowulf E&D’s indemnification obligations hereunder, to the extent of amounts exceeding the amount of any applicable insurance proceeds, shall not exceed $1,000,000.

11.                             Procedure for Indemnification. The obligations of a party seeking indemnification under Section 9 shall be subject to the following conditions:

a.            If any third person asserts a claim against a Beowulf E&D Indemnified Party or Terawulf Indemnified Party (the “Indemnified Party”) of such a nature for which the Indemnified Party will expect indemnification from the other party hereunder (the “Indemnifying Party”), or if a party desires to assert a claim against another party for which it will expect indemnification hereunder, the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party;

b.            Any claim in respect of which indemnification hereunder is sought must be in writing (i) as to claims made by an Indemnified Party for its own account, within one hundred twenty (120) days from the date such Indemnified Party has or should have had knowledge that an indemnifiable event has occurred, and (ii) as to claims made by third persons against an Indemnified Party for which an Indemnifying Party is asserted to be liable under the provisions hereof, within the lesser of (x) thirty (30) days from the date such third party claim is first made and (y) one half of the applicable time limit for within which a response to such claim must be filed or served;

c.            In the event that the Indemnifying Party accepts the Indemnified Party’s claim for indemnification, with respect to third parties the Indemnifying Party shall have control of the defense thereof, the right to select counsel, and the right to settle the claim; except for situations where there is a conflict of interest between the Indemnifying Party and the Indemnified Party, in which case the Indemnifying Party shall have the right to participate in the defense of the claim through independent counsel and the matter shall not be settled in a manner adversely affecting the interest of the Indemnifying Party without the Indemnifying Party’s prior written consent.

d.            In the event that the Indemnifying Party disputes the Indemnified Party’s right to indemnity or accepts the Indemnified Party’s right to indemnity only in part, the Indemnifying Party shall have the right to participate in the defense of the claim and, with respect to that portion of the claim for which the Indemnifying Party has accepted its indemnification obligations hereunder, the matter shall not be settled in a manner adversely affecting the interest of the Indemnifying Party without the Indemnifying Party’s prior written consent.

12.                           Representations and Warranties.

a.            Terawulf represents and warrants to Beowulf E&D that as of the date of this Agreement:

(1)            Terawulf is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute, deliver and perform this Agreement.

(2)            The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Terawulf and do not violate or conflict with its organizational documents, as amended, any material agreement to which Terawulf or its assets are bound or any provision of law applicable to Terawulf.

(3)            All consents, authorizations and approvals of, and registrations and declarations with, any governmental authority necessary for the due execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof have been materially complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

(4)            This Agreement constitutes the legal, valid, and binding obligation of Terawulf enforceable against Terawulf in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

b.            Beowulf E&D represents and warrants to Terawulf that as of the date of this Agreement:

(1)            Beowulf E&D is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute, deliver and perform this Agreement.

(2)            The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Beowulf E&D and do not violate or conflict with its organizational documents, as amended, any material agreements to which Beowulf E&D or its assets are bound or any provision of law applicable to Beowulf E&D.

(3)            All consents, authorizations and approvals of, and registrations and declarations with, any governmental authority necessary for the due execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof have been materially complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

(4)            This Agreement constitutes the legal, valid and binding obligation of Beowulf E&D enforceable against Beowulf E&D in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

13.                           Insurance.

a.            Beowulf E&D Insurance Coverage. Beowulf E&D shall secure and maintain, at its sole cost, (except to the extent that a waiver is obtained from Terawulf), and subject to applicable law (including any additional cover or increased limits required by applicable law), the following minimum insurance:

(1)            Workers’ Compensation Insurance. In an amount and upon terms and conditions to comply with the Workers’ Compensation and occupational disease laws and regulations of the United States. Notwithstanding any provisions provided in this Agreement to the contrary, Beowulf E&D shall be liable and shall pay for all costs and expenses, including, without limitation, the amounts of any premiums or deductibles, relating to Workers’ Compensation insurance.

(2)            Employer’s Liability. Insurance with a limit of liability of not less than $1,000,000 for each occurrence.

(3)            Commercial General Liability Insurance. Liability insurance for Bodily Injury (including mental injury/mental anguish) and property damage with minimum limits of $1,000,000 each occurrence and $2,000,000 in the annual aggregate.

(4)            Automobile Liability Insurance. Motor vehicle liability insurance covering all owned, hired, leased, rented or non-owned vehicles for both bodily injury and property damage, with combined single limit each occurrence: $1,000,000 or amount required by applicable law, whichever is greater. Policy shall provide for loading and unloading coverage and shall contain appropriate no fault insurance provisions or other endorsements as are required under applicable laws. For Beowulf E&D’s Subcontractors’ motor vehicles, such insurance may be effected by the Subcontractor, however, Beowulf E&D shall be responsible for compliance with this Section 13a(4).

(5)            Umbrella/Excess Liability Insurance. Coverage in excess of the limits of and in accordance with the other terms in Sections 13a(2), 13a(3) and 13a(4) above, with a combined single limit for bodily injury and property damage of at least $2,000,000 for each occurrence.

b.            Additional Insureds. All insurance required by Section 13a (exclusive of Workers’ Compensation) shall name Terawulf and others as required by contract or agreement as additional insureds. All such liability insurance shall be written as primary policies, not contributing with and not in excess of coverage which Terawulf may carry.

c.            Subcontractors’ Insurance. Beowulf E&D shall require all Subcontractors and suppliers to obtain, maintain and keep in force, prior to entry on the Premises and during the time in which they are engaged in performing work or Services, insurance coverage complying with United States (including New York) legal requirements and pursuant to Beowulf E&D’s normal practice and shall provide Terawulf with certificates of insurance evidencing such coverage.

d.            Other Requirements. All policies of Beowulf E&D insurance provided for herein shall be issued by carriers with a Best rating of not less than A-XIII and a finance rating of not less than Class X or such other carriers as Terawulf shall Approve (such Approval not to be unreasonably withheld), and the terms of coverage shall be as evidenced by certificates to be furnished to Terawulf. Such certificates shall provide that sixty (60) days written notice shall be given to Terawulf prior to cancellation or material alteration of any policy, and indicate the waiver of subrogation and additional insured requirements as per this Agreement.

e.            Terawulf’s Insurance Coverage. Terawulf shall secure and maintain, at its own expense, and subject to applicable laws and with terms, conditions, limits, self-insured retentions and deductibles, the following insurance:

(1)            Workers’ Compensation covering all of Terawulf’s employees;

(2)            Employer’s Liability, covering all of Terawulf’s employees;

(3)            Property All Risk Insurance and Machinery Breakdown coverage (excluding equipment owned/rented/leased by Beowulf E&D or Subcontractors);

(4)            Commercial General Liability Insurance. Liability insurance for Bodily Injury (including mental injury/mental anguish) and property damage with minimum limits of $1,000,000 each occurrence and $2,000,000 in the annual aggregate;

(5)            Automobile Liability Insurance. Motor vehicle liability insurance covering all owned, hired, leased, rented or non-owned vehicles for both bodily injury and property damage, with combined single limit each occurrence: $1,000,000 or amount required by applicable law, whichever is greater. Policy shall provide for loading and unloading coverage and shall contain appropriate no fault insurance provisions or other endorsements as are required under applicable laws; and

(6)            Umbrella/Excess Liability Insurance. Coverage in excess of the limits of and in accordance with the other terms in Sections 13e(2), 13e(4) and 13e(5) above, with a combined single limit for bodily injury and property damage of at least $2,000,000 for each occurrence.

In connection with Services to be performed pursuant to this Agreement only, it is intended that Terawulf will provide, through its insurance under 13e(3) above, for claims relating to the physical damage of the Facility (excluding equipment owned/rented/leased by Beowulf E&D or Subcontractors) and that Beowulf E&D shall not be required to carry any such insurance with respect to events covered under Terawulf’s insurance.

All insurance required by Section 13e(2), 13e(4), 13e(5), and 13e(6) shall name Terawulf and others as required by contract or agreement as additional insureds.

f.            Proof of Insurance. Within thirty (30) days after execution of this Agreement, Terawulf and Beowulf E&D shall each provide the other with evidence (including certificates of insurance) that their respective coverage required to be carried under this Section 13 is in full force and effect, together with proof of payment of premiums therefor. As soon as possible, updated certificates shall be provided on an annual or, if applicable, more frequent basis, showing proof that coverage required under this Agreement is continual.

g.            Form and Content of Insurance. All policies with respect to insurance provided pursuant to this Section 13 shall be as follows:

(1)            Non-Recourse. All insurance shall provide that there will be no recourse against the Additional Insureds for the payment of premiums or commissions or (if such policies provide for the payment thereof) additional premiums or assessments.

(2)            Waiver of Subrogation. All insurance required to be maintained by Beowulf E&D and Terawulf hereunder shall provide for the waiver of any right of subrogation by the insurers thereunder against Terawulf, Beowulf E&D (as respects only claims arising out of or relating to Beowulf E&D’s presence on the Premises and Services to be performed pursuant to this Agreement only) and the officers, directors and employees, agents and representatives of each of them, and any right of the insurers to any set off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under such policy,

(3)            Notice of Cancellation. All insurance shall provide that it may not be canceled or materially changed without giving Terawulf and Beowulf E&D sixty (60) days prior written notification thereof, except in cases of nonpayment of premium for which ten (10) Days prior written notice shall be provided (unless a longer notice period for non-payment is agreed to by the relevant insurer).

h.            Additional Requirements.

(1)            Compliance and Notification.

(c)            Beowulf E&D shall comply with terms and conditions of the said policies of insurance and all reasonable requirements of Terawulf or the insurers in connection with the settlement of claims, the recovery of losses and the prevention of accidents. Beowulf E&D agree to advise Terawulf as soon as practicable in writing of any notice of claim to which insurance pursuant to this Section 13 applies. Any payments by the insurers under the policies referred to in Section 13e shall, unless directed to the contrary by Terawulf, be made in the first instance to Terawulf. Terawulf reserves the right (i) to immediately step in and assume full control at any time of any claim settlements and/or (ii) to directly make claims for loss or damage to the insurers. The proceeds of claims payments made to Terawulf as a result of the application of this sub-section shall be used to repair, reinstate, or replace the subject matter to which the claim payment refers. Terawulf shall use best efforts to process any claim expeditiously and assert to the fullest extent the joint insured rights under the policy in question.

(d)            Subject to Terawulf’s step-in rights under this sub-Section 13h(1)(a) and upon written approval by Terawulf, Beowulf E&D shall be allowed to communicate and deal directly with the brokers, insurers, claims adjusters or other parties on behalf of all the named insureds under the policies. Beowulf E&D shall keep Terawulf informed on a timely basis regarding all reports and claims. The provisions of Section 13 do not modify or change or abrogate any responsibility of Beowulf E&D or Subcontractor stated elsewhere in this Agreement.

(2)            Failure to Maintain Insurance. If either party fails to maintain any insurance that it is required to maintain hereunder, then the other party (and without prejudice to any other right or remedy) may at its sole option obtain such insurance and, in such event, the party failing to maintain such insurance shall reimburse the other party upon demand for the cost thereof.

14.                         Disputes.

a.            Dispute Resolution. It is the express intention of the Parties to this Agreement to make a good faith effort to resolve, without resorting to litigation, any dispute arising out of or related to this Agreement (a “Dispute”) according to the procedure set forth in this Section 14.

b.            Dispute Notice; Senior Executives. In the event of a Dispute which cannot be resolved promptly by negotiations between the Parties’ representatives involved directly in the dispute, the aggrieved Party shall notify the other Party of such Dispute (such notice, a “Dispute Notice”). Within five (5) days after delivery of the Dispute Notice, each Party shall designate a senior executive with authority to resolve the Dispute, provided, that an independent director of Terawulf shall lead the Dispute resolution discussions on behalf of Terawulf with the support of Terawulf’s designated senior executive. The designated senior executives, including Terawulf’s independent director, shall promptly begin discussions in an effort to agree upon a resolution of the Dispute.

c.            Litigation. If the Parties’ senior executives do not agree upon a mutually acceptable resolution of the Dispute within thirty (30) days of their designation, then each Party may resort to litigation in order to resolve the Dispute. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts sitting in New York, New York for any action, suit or proceeding arising out of or related hereto. Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Each Party hereby knowingly, voluntarily and intentionally waives any right (to the fullest extent permitted by applicable law) to a trial by jury of any dispute arising out of, under or relating to, this Agreement and agrees that any such dispute shall be tried before a judge sitting without a jury.

15.                           Force Majeure.

a.            Performance Excused. Continued performance by Beowulf E&D of a Service or Services may be suspended immediately to the extent caused by resulting from acts or circumstances beyond the reasonable control of Beowulf E&D including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lockouts, strikes or other labor disputes (whether or not relating to either party's workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials (each, a “Force Majeure Event”). Beowulf E&D will give prompt notice to Terawulf of the occurrence of a Force Majeure Event giving rise to the suspension and of its nature and anticipated duration. Beowulf E&D shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.

16.                           Miscellaneous.

a.            Further Assurances. The parties hereto shall execute, acknowledge and deliver or caused to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out their respective obligations hereunder and the intent of this instrument or any other instrument delivered in connection herewith.

b.            Notices. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when deposited in the mail, postage prepaid, registered or certified mail, or sent via email, provided, however, that a follow-up hard copy is either hand delivered or couriered, return receipt requested, or by telecopier or courier, addressed to the parties at the following addresses:

If to Terawulf:

Terawulf Inc.

9 Federal Street (HQ)

Easton, MD 21601

Attn: General Counsel’s Office

Email: legal@terawulf.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Brian Hermann

Sarah Stasny

Email: bhermann@paulweiss.com;
sstasny@paulweiss.com

If to Beowulf E&D:

Beowulf Electricity & Data Inc.

5 Federal Street

Easton, MD 21601

Attention: Daniel Stewart

Email: stewart@beowulfenergy.com

With a copy to:

Beowulf Electricity & Data Inc.

19 Federal Street

Easton, MD 21601

Attn: General Counsel’s Office

Email: legal@beowulfenergy.com

c.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile or email transmission shall be effective for all purposes.

d.            Headings. Titles and headings of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation of this Agreement.

e.            Assignments. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder (except for assignment to an Affiliate of the assigning party) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

f.            Subcontractors. Beowulf E&D’s Services may be performed by Beowulf E&D acting in its own name, or by Beowulf E&D subcontracting portions of such Services to persons or entities who have a contractor arrangement with Beowulf E&D, whether directly or by assignment, or with any subcontractors or vendors of Beowulf E&D of any tier, for the performance of any work with respect to the Facility (“Subcontractors”) or other suppliers.

(1)            For its Services, Beowulf E&D shall assume the responsibility for negotiating with, and performance by, its Subcontractors.

(2)            Beowulf E&D shall have authority and control over the Subcontractors’ work, including overtime and, any special methods required, in the judgment of Beowulf E&D, to complete the Subcontractors’ work in a correct and timely manner.

(3)            All subcontracts shall be consistent with the terms and conditions of this Agreement.

Subcontractors are not intended to be, shall not be deemed to be, and are not third-party beneficiaries of this Agreement.

g.            Severability; Waivers. If any term or provision of this Agreement or the performance thereof shall to any extent be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be valid and enforced to the fullest extent permitted by law. The waiver by a Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of a Party to require strict performance of any provision of this Agreement shall not affect such Party’s right to full performance thereof at any time thereafter.

h.            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

i.            Amendment. No modification or amendment of this Agreement shall be valid unless in writing and executed by the parties hereto.

j.            Governing Law. This Agreement shall be governed by, and construed, interpreted and applied in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof that would apply the laws of a jurisdiction other than the State of New York.

k.            Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede and replace all prior written agreements and negotiations and oral understandings, if any, with respect thereto.

l.            No Partnership. It is not the intention of the parties hereto to create, nor shall this Agreement be construed as creating, a partnership, joint venture, or render the parties liable as partners, co-venturers or principals.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

TERAWULF INC.

By:	/s/ Kerri Langlais
Name: Kerri Langlais
Title: Chief Financial Officer

BEOWULF ELECTRICITY & DATA INC.

By:	/s/ Mila Barrett
Name: Mila Barrett
Title: Secretary

Signature Page to Administrative and Infrastructure Services Agreement

EXHIBIT A

SERVICES

Function	Description of Services
Construction-Technical and Engineering

1.     Site evaluation and project management

2.     Design/engineering

a)       Review engineering drawings for structural and electrical work

b)       Provide current plan drawings for electrical tie in work

c)       Review civil/electrical construction scope of work and bids

3.     Field work

a)       Manage and supervise civil, electrical and mechanical contractors

b)       Manage and supervise the placement of equipment for the electrical feed to mining containers or building

c)       Manage and supervise the cable pulls, raceway work, and terminations for the power feed

d)       Manage and supervise the data communications cable and equipment mounting

e)       Manage and supervise the mechanical shelving and wiring of the miners

f)        Manage and supervise the interconnection, both physical and through protection

g)       Manage and supervise the fire protection systems and equipment

h)       On site project support for deployment events (e.g., phased rollouts, network configurations, monitoring systems)

i)       Firmware / authentication software support

4.     Miner set-up

a)       Consulting during initial miner configurations

b)       Assist with initial miner communications and power set-up

c)       Perform cable management for both power and communication cables

d)       Confirm the proper power and cooling to all the miners

e)       Testing and evaluation of mining networking

f)        Pool setup and worker configuration

g)       Wallet setup and testing

h)       Design monitoring dashboards and data collection system

Operations and Maintenance

1.     Configuration tuning / remote management

2.     Miner alert management (downtime, temperature issues, errors, communication issues)

3.     Pool tuning, miner reconfigurations and worker management

4.     Wallet rotations and security

5.     Network monitoring support

6.     Consulting for support and maintenance of equipment

7.     Site reliability support

8.     Site security

9.     Warranty support

10.   Maintain and procure spares and tools

11.   Staffing model

12.   Training

Procurement

1.     Developing purchasing strategies that support business strategies, goals and objectives

2.     Manage the procurement process and supply base

3.     Sourcing and managing strategic relationships

4.     Negotiations and contracting

5.     Monitoring of delivery schedules and suppliers’ performance

6.     Insurance

7.     Import/customs

Information Technology

1.     Management and maintenance of IT resources to support the IT needs including but not limited to cyber security, network and communications, enterprise applications, IT infrastructure, business continuity and disaster recovery systems

2.     Cyber security

3.     General IT support and service desk

Environmental and Regulatory

1.     Oversight over environmental and regulatory compliance programs addressing all environmental and regulatory matters

2.     Management of corporate audits of environmental programs and management systems

3.     Tracking of proposed environmental regulations; communication of developing changes to facilities personnel; and transfer of knowledge to establish initial compliance programs for new regulatory requirements

4.     Assistance to External Affairs and other departments in reviewing draft environmental and regulatory legislation and advocating regulatory language favorable to facilities

5.     Reporting regarding audits to Compliance Officer, Legal and Senior Management

6.     Assistance in obtaining and maintaining required permits

Health & Safety

1.     Development, reviews, assessments and benchmarking of safety, Process Safety Management (PSM), reliability management systems and practices

a)     Development and exchange of standards and best practices, including providing access to existing and future PSM

b)     Consultation regarding PSM /emergency planning and response consulting

Treasury

1.     Daily cash management (make payments (wires, ACH’s), cash position, funding accounts, etc.)

2.     Bank administration for all accounts, direct debit and account structure; and cash forecasting and tracking historical actual, accounting support

3.     Management and maintenance of bank relations, treasury metrics and reporting

4.     Credit support for existing and new suppliers, including negotiation and preparation of agreements, obtaining credit, and credit applications

5.     Administration of supplier credit risk including reporting and tracking of activity

6.     Management of prepayments

7.     Investor relations support

Finance and Accounting

1.     Financial planning and budgeting

2.     Reporting and controls

3.     Short- and long-term business strategy

4.     Investments and hedging

5.     Cash management

6.     Internal risk management

7.     Auditing and accounting

Human Resources	1. Recruiting and employment 2. Labor and benefits 3. Payroll processing 4. Employment tax filings 5. Manage unemployment, STD, LTD and workers compensation processes
Legal

1.     Contracts

2.     Securities and NASDAQ compliance support

3.     Corporate governance support

4.     Regulatory compliance support

5.     Corporate secretary support:

a)     Development of annual Board of Director and committee schedules

b)     Development and management of Board of Director and committee agendas

c)     Arrangement of logistical details for all meetings

Corporate Compliance, Risk Management and ESG

1.     Corporate risk and compliance services

a)     Administration of insurance coverage

b)    Risk assessment mapping and mitigation

c)     Development and management of compliance management structure, administration, reporting and resolution

d)    Development and management of Enterprise Risk and Compliance Committee and associated compliance activities

2.     ESG Services

a)    Development and implementation of ESG strategy

b)    Monitoring and reporting on performance

c)    Review of processes and assure disclosures

d)    Comprehensive assessment of material ESG risks, liabilities and opportunities

Tax Compliance	1. Sales tax compliance a) Advice and recommendation with respect to taxability, rates and other research

External Affairs

1.     Advocacy and lobbying of legislators and staff, agency commissioners and staff on all legislation impacting the business

2.     Selection and management of lobbying firm in development of legislative strategy and lobbying firm’s activities

3.     Participation in state and regional coalitions on behalf of the Facilities

4.     Attend or have a representative attend legislative and administrative hearings impacting the Facilities

5.     Monitoring and reporting of all legislation, targeting and prioritizing issues

6.     Development and fostering of relationships with key legislators and government officials

7.     Facilitation of interactions between the Facilities and legislators and candidates

Corporate Communications/Public Affairs	1. Development of long- and short-term plans for media engagement, such as press releases and communication plans and materials 2. Internal Communications services
Corporate Planning and Development

1.     Consultation regarding Bitcoin and miner price forecasting and planning

2.     Development and maintenance of financial models and evaluation tools

3.     Development, maintenance and management of Bitcoin data in support of the short range, long range, and strategic planning process

EXHIBIT B

FACILITIES

•	Up to 500MW of Bitcoin mining facilities to be located in Barker, New York.
•	Up to 100MW of Bitcoin mining facilities to be located in Lansing, New York.
•	Up to 300MW of Bitcoin mining facilities to be located near Berwick, Pennsylvania.

B-1

EXHIBIT C

EXCLUSIVITY EXCEPTION

Infrastructure, construction, operations and maintenance, asset management and administrative services provided by Beowulf E&D to one or more of its Affiliates related to the development, construction, operation and maintenance of an up to 100MW Bitcoin facility located in Hardin, Montana.

C-1